Baldwin & Lyons, Inc.

Protective Insurance Company

Sagamore Insurance Company

B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street

Indianapolis, IN 46204

(317) 636-9800

Subj:	Baldwin & Lyons, Inc.	January 31, 2008
Unaudited Fourth Quarter/Annual Report	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RECORD NET INCOME FOR QUARTER AND YEAR

Indianapolis, Indiana, January 31, 2008—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced record fourth quarter net income of $20.4 million, or $1.34 per share, compared to $11.3 million, or $.75 per share, for the fourth quarter of 2006. Operating income, defined as net income before investment gains or losses was $4.5 million, or $.30 per share, for the current quarter compared to $6.0 million, or $.40 per share, reported in 2006. Net investment gains totaled a record $15.9 million, or $1.04 per share, during the quarter and compare to $5.3 million, or $.35 per share in the prior year quarter.

For the year ended December 31, 2007, operating income totaled a record $29.1 million, or $1.91 per share, compared to $27.1 million, or $1.80 per share, reported a year earlier. Net investment gains also achieved a record $26.1 million, or $1.72 per share, during the 2007 period compared to gains of $11.1 million a year earlier. Including investment gains, net income for the current year totaled a record $55.1 million, or $3.63 per share, compared to the previous record of $38.2 million, or $2.54 per share, for the year ended December 31, 2006.

Net premium earned by the Company’s insurance subsidiaries increased by 8.1% to $45.5 million for the fourth quarter of 2007. For the year, earned premium increased by 5.4% to $179.1 million. Direct and assumed premiums written for the current quarter increased 15.8% compared to the fourth quarter of 2006 and were 2.8% higher for the year ended December 31, 2007. The earned premium increases for the quarter and year-to-date were generated from volume increases in the Company’s independent contractor and reinsurance assumed products. The reinsurance assumed increases resulted primarily from new business generated by the Company’s affiliation with Paladin Catastrophe Management. These increases were partially offset by declines in premium written in the Company’s private passenger and small fleet trucking programs and, to a lesser extent, the excess trucking programs where the markets have remained very competitive throughout 2007.

The company’s quarterly consolidated combined ratio was 100.6%, before fee income (99.0% after fees), producing an underwriting loss of $.3 million, compared to last year’s fourth quarter ratio of 99.3%, before fees (96.9% after fees), and underwriting profits of $.3 million. The current quarter combined ratio reflects reinsurance assumed losses from both U.S. and non-U.S. catastrophes reported during the fourth quarter and higher loss ratios in the personal automobile products. For the year, consolidated underwriting operations produced a combined ratio, before fees, of 91.1% (89.5% after fees) compared to 92.9% (90.4% after fees) reported during 2006 with an improvement attributable to fleet trucking business more than offsetting higher losses from reinsurance assumed business during 2007.

Pre-tax investment income decreased 5.6% for the current year fourth quarter reflecting a significantly higher proportion of the Company’s bond portfolio allocated to municipal bonds in 2007. Net investment income, after tax, was essentially level with the prior year fourth quarter. For the year, pre-tax and after tax investment income were up .2% and 6.8%, respectively.

The net investment gains for the quarter of $24.4 million included $13.9 million associated with reducing the Company’s equity securities portfolio in anticipation of new investment opportunities in 2008, with the remaining balance related to limited partnership activity. For the year, investment gains of $40.1 million included $16.8 million attributable to equity security trading with the balance made up of limited partnership gains.

Shareholders’ equity increased $23.1 million (6.5%) from December 31, 2006, after cash dividends paid year-to-date of $25.1 million ($1.65 per share). Book value per common share outstanding was $24.98 at December 31, 2007, an increase of $1.38 from year end 2006. The combination of book value increase and cash dividends equals a 12.8% return on beginning book value for 2007.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for January 31, 2008 at 11:00 AM ET (New York time) to discuss results for the fourth quarter ended December 31, 2007.

To participate via teleconference, interested parties may dial 888-740-6138 (U.S./Canada) or 913-312-1505 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through February 7, 2008 by calling 888-203-1112 or 719-457-0820 and referencing passcode 5731420.

The conference call will also be webcast. Interested parties may access the webcast through a link on the top of the Corporate Profile page on the investor relations section of our web site at www.baldwinandlyons.com .

The webcast will be archived on the site until January 31, 2009.

Also available on the investor relations section of our web site are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006

Operating revenue	$51,535	$48,726	$203,667	$196,005
Net investment gains	24,429	8,227	40,096	17,064

Total revenue	$75,964	$56,953	$243,763	$213,069

Operating income	$4,535	$5,976	$29,069	$27,094
Net investment gains,
net of federal income taxes	15,879	5,347	26,062	11,091

Net income	$20,414	$11,323	$55,131	$38,185

Per share data - diluted:
Average number of shares	15,230	15,145	15,189	15,047

Operating income	$.30	$.40	$1.91	$1.80
Net investment gains	1.04	.35	1.72	.74

Net income	$1.34	$.75	$3.63	$2.54

Dividends paid to shareholders	$.35	$.45	$1.65	$2.55

Annualized return on average
shareholders' equity:
Operating income	5.4%	7.8%	8.9%	8.8%
Net income	24.3%	14.7%	16.9%	12.4%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	100.6%	99.3%	91.1%	92.9%
Including fee income	99.0%	96.9%	89.5%	90.4%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company’s annual report for its full statement regarding forward-looking information.